UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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Inland Diversified Real Estate Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 1, 2013
Dear Fellow Stockholder:

One important component of Inland Diversified's acquisition program is our earnout platform. Earnouts occur when we buy properties with vacant space that we do not pay for at closing (although we acquire legal title to such space). Under a typical earnout agreement, we commit to pay for the vacant retail space after a bona fide tenant leases and occupies that space and commences paying rent. At that time, we pay the seller based on a pre-determined formula. This platform provides a steady flow of smaller closings on portions of property we already own. If the space is not occupied within a certain time frame (typically from one to three years), we no longer have any obligation to pay for it. Any rent we generate from the space after the conclusion of the earnout period is ours to keep.
From the fund's inception through April 30, 2013, we have closed on approximately $38.2 million of earnout space, providing us an opportunity to invest a portion of our available cash. The earnout program established for Inland Diversified runs into 2015.
As of April 30, 2013, Inland Diversified owned and operated 142 properties with a combined purchase price of approximately $2.2 billion, containing 12.4 million square feet of retail, industrial and office properties, and 444 multi-family units.
Inland Diversified Annual Stockholders' Meeting
Inland Diversified will hold its annual stockholders' meeting on Wednesday, June 12, 2013 at 10 AM CT. All stockholders of record as of March 29, 2013 should have received a proxy statement and we encourage you to vote your shares so that we will have a quorum to hold our annual stockholders' meeting. The meeting will take place at the Inland campus located in Oak Brook, Illinois. If you were a stockholder as of March 29, 2013 and have not received a proxy statement, please contact Investor Services at 800.826.8228.
2013 First Quarter Earnings Webcast
The Inland Diversified executive management team will be discussing our first quarter operating results during a webcast on Thursday, May 30, 2013 at 2:00 PM CT. You may register for the webcast at www.inlanddiversified.com, under the Investor Relations - News/Presentations section. We hope you can join us.
We are pleased to enclose your check or account statement which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to stockholders for record dates in April 2013. We are proud of our sponsor's 40+ years of integrity, and Inland Diversified's ongoing commitment not to pay any portion of your distribution out of offering proceeds.
We appreciate and thank you for your investment in Inland Diversified.
Sincerely,
INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks	Barry L. Lazarus
Chairman of the Board	President and Chief Operating Officer
Enclosure
cc: Trustee
Broker Dealer
Financial Advisor